UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2013

Warwick Valley Telephone Company

(Exact name of registrant as specified in its charter)

New York	1-35724	14-1160510
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

47 Main Street, Warwick, New York	10990
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 845-986-8080

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2013, Duane W. Albro resigned from the Board of Directors of Warwick Valley Telephone Company (the “Company”), effective as of that date.

In connection with Mr. Albro’s departure as the Company’s Chief Executive Officer on March 5, 2013, the Company and Mr. Albro entered into a Separation Agreement and Release of All Claims (the “Separation Agreement”), dated May 7, 2013.  Mr. Albro has the right to revoke the Separation Agreement prior to  May 15, 2013, at which time the agreement will become effective (the “Effective Date”).  Under the terms of the Separation Agreement, Mr. Albro agreed to a general release, in favor of the Company, for all claims, disputes or disagreements arising out of his employment and separation with the Company, and agreed not to compete with the Company or solicit the Company’s clients, customers, vendors or employees for a period of twelve (12) months.  In consideration, and under the terms of the Separation Agreement, Mr. Albro will receive a separation benefit in the amount of $375,000; an additional lump sum separation benefit equal to $95,000; and life insurance and short-term and long-term disability benefits coverage for himself and his family for a period of one year following the Effective Date.  In addition, the Company will accelerate, upon the Effective Date, the unvested portions of Mr. Albro’s restricted stock awards and all outstanding stock options held by him on March 5, 2013.  Mr. Albro is permitted to exercise his stock options any time before their applicable expiration date.

A copy of the Separation Agreement will be filed with our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warwick Valley Telephone Company

Dated: May 13, 2013	By:	/s/ Jennifer M. Brown
Jennifer M. Brown Executive Vice President, Chief Administrative Officer and Corporate Secretary